Exhibit 5.2

[MILLER THOMSON LETTERHEAD]

September 20, 2013 Kodiak Oil & Gas Corp. Kodiak Oil & Gas (USA) Inc.

Re:                             Registration Statement on Form S-4 Relating to $350,000,000 Aggregate Principal Amount of 5.50% Senior Notes Due 2021 (“2021 Notes”) and $400,000,000 Aggregate Principal Amount of 5.50% Senior Notes Due 2022 (“2022 Notes”)

Ladies and Gentlemen:

We have acted as special Yukon Territory counsel to Kodiak Oil & Gas Corp. (the “Company”) in connection with a Registration Statement on Form S-4, as amended or supplemented (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission relating to the registration of the offer by the Company to exchange up to: (a) US$350 million aggregate principal amount of the Company’s 5.50% Senior Notes due 2021 (the “2021 Exchange Notes”) for the Company’s existing 5.50% Senior Notes due 2021 (the “Old 2021 Notes”) and (b) US$400 million aggregate principal amount of the Company’s 5.50% Senior Notes due 2022 (the “2022 Exchange Notes” and together with the 2021 Exchange Notes, the “Exchange Notes”) for the Company’s existing 5.50% Senior Notes due 2021 (the “Old 2022 Notes” and together with the Old 2021 Notes, the “Old Notes”).  The 2021 Exchange Notes are to be issued in accordance with the provisions of the indenture dated as of January 15, 2013 among the Company, Kodiak Oil & Gas (USA) Inc., U.S. Bank National Association, as Trustee, and Computershare Trust Company of Canada, as Canadian Trustee, as amended by that certain supplement Indenture dated as of July 30, 2013 among the Company, KOG Finance, LLC, Kodiak Williston, LLC and U.S. Bank National Association, as Trustee (the “2021 Indenture”) as contemplated by a registration rights agreement dated as of January 15, 2013. The 2022 Exchange Notes are to be issued in accordance with the provisions of the indenture dated as of July 26, 2013 among the Company, Kodiak Oil & Gas (USA) Inc., KOG Finance, LLC, Kodiak Williston, LLC, U.S. Bank National Association, as Trustee, and Computershare Trust Company of Canada, as Canadian Trustee (the “2022 Indenture”) as contemplated by a registration rights agreement dated as of July 26, 2013.

In acting as special Yukon Territory counsel to the Company, we have examined such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials, and certificates of officers or directors of the Company, the constating documents of the Company and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

The opinion set out below is limited to the laws of the Yukon Territory and the federal laws of Canada applicable therein (“Applicable Law”) as of the date of this opinion letter. In particular, to the extent that Applicable Law would require the application of the laws of any other jurisdiction, no opinion is expressed as to the laws of such other jurisdiction, and we disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this opinion.

In rendering the opinion expressed herein, we have assumed, with respect to all documents examined by us, the legal capacity of all individuals to execute and deliver such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic or photocopied copies.

We have relied exclusively upon the officer’s certificates of the Company with respect to the accuracy of all factual matters contained therein.

In expressing the opinion set forth in paragraph 1 below we have relied exclusively and without independent investigation on a Certificate of Status issued by the Yukon Community Services Registry dated September 19, 2013, a copy of which has been provided to you.

Based upon and relying on the assumptions set out above, we are of the opinion that:

1.                                      The Company validly exists under the Business Corporations Act of Yukon and is in good standing with respect to the filing of all required annual returns;

2.                                      The Company has the requisite corporate power and capacity to execute and deliver the Exchange Notes, and to perform its obligations thereunder; and

3.                                      The issuance of the Exchange Notes upon exchange of the Old Notes as provided by the Indenture has been duly authorized by all necessary corporate action of the Company.

Certain partners of Miller Thomson LLP own 15,500 common shares in the capital of the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.

Yours truly

/s/ Miller Thomson LLP